**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

October 29, 2010

HOMETOWN BANCORP, INC. ANNOUNCES THIRD QUARTER 2010 EARNINGS

Hometown Bancorp, Inc., (the “Company”) (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the “Bank”), announced earnings of $216,000, for the three months ended September 30, 2010 as compared to $145,000 for the same period in 2009. The primary reason for the increase in earnings for the quarter ended September 30, 2010 was an increase in the Company’s net interest income, an increase in mortgage banking income as a result of increased originations of residential mortgage loans sold into the secondary market and a decrease in non-interest expense, partially offset by an increase in the provision for loan losses.

Earnings for the nine months ended September 30, 2010 were $459,000 as compared to $400,000 for the same period in 2009. The primary reason for the increase in earnings for the nine months ended September 30, 2010 was an increase in the Company’s net interest income and a decrease in non-interest expense, partially offset by a decrease in mortgage banking income as a result of decreased originations of residential mortgage loans sold into the secondary market and an increase in the provision for loan losses.

Net interest income increased by $102,000 or 6.4%, to $1.7 million for the three months ended September 30, 2010 compared to the prior year period. The primary reason for the increase in net interest income during the quarter ended September 30, 2010, was the decrease in the average cost of interest-bearing liabilities of 61 basis points to 0.96% as compared to the three months ended September 30, 2009. The decrease in average cost of interest-bearing liabilities was partially offset by a decrease in the average yield of interest-earning assets of 21 basis points to 5.53% for the three months ended September 30, 2010.  The interest rate spread increased by 40 basis points to 4.57% for the three months ended September 30, 2010 from 4.17% for the three months ended September 30, 2009. The net interest margin increased by 29 basis points to 4.77% for the three month period ended September 30, 2010 as compared to the three month period ended September 30, 2009.

Net interest income increased by $329,000 or 7.0%, to $5.0 million for the nine months ended September 30, 2010 compared to the prior year period. The primary reason for the increase in net interest income during the nine months ended September 30, 2010, was the decrease in the average cost of  interest-bearing liabilities of 80 basis points to 1.03% when compared to the nine months ended September 30, 2009. The decrease in average cost of interest-bearing liabilities was partially offset by a decrease in the average yield of interest-earning assets of 27 basis points to 5.58% for the nine months ended September 30, 2010.  The interest rate spread increased by 53 basis points to 4.55% for the nine months ended September 30, 2010 from 4.02% for the nine months ended September 30, 2009. The net interest margin increased by 35 basis points to 4.74% for the nine month period ended September 30, 2010 as compared to the nine month period ended September 30, 2009.

The provision for loan losses for the quarter ended September 30, 2010 was $160,000, an increase of $49,000 as compared to the quarter ended September 30, 2009. The increase in the provision for loan losses during the three months ended September 30, 2010 was partially the result of management’s decision to increase the specific allowance by $80,000 for a non-performing loan relationship in the Bank’s market area.

The provision for loan losses for the nine months ended September 30, 2010 was $548,000, an increase of $119,000 as compared to the provision for loan losses for the prior year period. The allowance for loan losses totaled $2.1 million at September 30, 2010, or 1.50% of total loans, as compared to $1.9 million, or 1.38% of total loans as of December 31, 2009.  The increase in the provision for loan losses during the nine months ended September 30, 2010 was partially the result of management’s increase in the specific allowance of $80,000 for a loan relationship in the Bank’s market area and management’s consideration for continued economic weakness during 2010 necessitating a higher level of allowance. There were net charge-offs of approximately $350,000 during the nine months ended September 30, 2010 compared to net charge-offs of $82,000 during the prior year period.

Non-interest income was $520,000 for the quarter ended September 30, 2010 compared to $498,000 for the quarter ended September 30, 2009. The primary reason for the increase in non-interest income for the quarter ended September 30, 2010, was mortgage banking income, net, which increased by $55,000. This was a result of increased volume of loans sold and unfunded loans committed to be sold during the third quarter of 2010. Banking fees and service charges decreased by $37,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits.

Non-interest income was $1.3 million for the nine months ended September 30, 2010 compared to $1.7 million for the nine months ended September 30, 2009. The primary reason for the decrease in non-interest income for the nine months ended September 30, 2010, was mortgage banking income, net, which decreased by $239,000. This was a result of decreased volume of loans sold and unfunded loans committed to be sold during the first half of 2010. Banking fees and service charges decreased by $54,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits. Other non-interest income decreased by $43,000, primarily due to a loss of rental income of $29,000 compared to the nine months ended September 30, 2009, and a loss in an investment in a title company of $6,000 in 2010 compared to a gain of $8,000 in the prior year period.

Non-interest expense decreased by $42,000 and was $1.7 million for the quarters ended September 30, 2010 and 2009. Non-interest expense decreased primarily due to decreases in most other major expense categories as part of cost containment actions, such as reductions in salaries and employee benefits expense which decreased by $28,000 and professional fees which decreased by $27,000. These decreases were partially offset by increases in other real estate owned expense of $43,000.

Non-interest expense decreased by $209,000 and was $5.1 million for the nine months ended September 30, 2010, compared to $5.3 million for the nine months ended September 30, 2009. Non-interest expense decreased primarily due to decreases in FDIC deposit insurance premiums of $114,000, as a result of the special FDIC assessment paid in 2009. Decreases in most other major expense categories were achieved as part of cost containment actions, such as salaries and employee benefits expense which decreased by $94,000. These decreases were partially offset by increases in other real estate owned expense of $142,000, and data processing expense of $18,000.

Total assets declined $938,000, or 0.6%, to $155.3 million at September 30, 2010 from $156.3 million at December 31, 2009. The decrease was due primarily to a decrease in cash and cash equivalents of $5.1 million, offset by an increase in loans receivable, net of $2.1 million, an increase in loans held for sale of $1.3 million and an increase in other real estate owned of $307,000, from December 31, 2009 to September 30, 2010. The primary reasons for the growth in loans during 2010 were increases of $4.8 million in residential mortgages, increases of $2.0 in land loans and increases of $1.3 million in commercial real estate loans, offset by decreases of $3.1 million in construction mortgages and $2.6 million in commercial business loans.

Nonperforming loans totaled $7.1 million, or 5.1%, of total loans at September 30, 2010 compared to $5.6 million, or 4.0%, of total loans at December 31, 2009. Nonperforming loans at September 30, 2010 were comprised primarily of $3.5 million in one- to -four family residential loans, $2.1 million of land loans (which included $1.7 million of loans extended to two residential subdivisions), three loans to builders for construction of unsold homes totaling $924,000, commercial real estate loans of $494,000 and commercial business loans of $143,000.

Other real estate owned totaled $1.7 million at September 30, 2010 compared to $1.4 million at December 31, 2009. Other real estate owned consisted of three residential properties, one residential building lot and three commercial buildings. During the nine months ended September 30, 2010, we foreclosed on a commercial building with a carrying value of $360,000 and two one- to -four family residential properties with a carrying value of $283,000. During the quarter ended September 30, 2010, a one- to -four family residential property was sold for $245,000 resulting in a $2,000 loss.

Total deposits were $127.3 million at September 30, 2010 compared to $131.7 million at December 31, 2009, a decrease of approximately $4.5 million or 3.4%. The decrease in deposits consisted primarily of a decrease in certificates of deposit of $6.6 million and a decrease in non-interest bearing accounts of $435,000. This decrease was offset by an increase in savings accounts of $1.6 million and an increase in money market and interest checking accounts of approximately $902,000.

Total borrowings were $4.0 million at September 30, 2010 compared to $3.0 million at December 31, 2009. Total borrowings increased to partially offset the decrease in deposits.

Total stockholders’ equity increased $419,000 from $19.3 million at December 31, 2009 to $19.7 million at September 30, 2010. Equity increased primarily due to earnings of $459,000 for the nine months ended September 30, 2010, partially offset by dividends declared of $61,000 during 2010.

On October 25, 2010, the Board of Directors announced a cash dividend of $0.02 per share of Hometown Bancorp, Inc. common stock. The dividend will be payable to stockholders of record as of November 5, 2010, and is expected to be paid on November 19, 2010. Hometown Bancorp MHC which holds approximately 56.3% of the Company’s total outstanding shares will waive receipt of the dividend on its shares.

Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its nine offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

	September 30,	December 31,
(Dollars in thousands)	2010	2009
Financial Condition Data:
Total assets	$155,329	$156,267
Investment securities	1,160	1,290
Loans held for sale	2,430	1,175
Loans receivable, net	138,928	136,793
Deposits	127,252	131,748
Borrowings	4,000	3,000
Total stockholders’ equity	19,708	19,289

Capital Ratios:
Average equity to average assets	12.62%	12.50%
Equity to total assets at the end of the period	12.69	12.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.50%	1.38%
Allowance for loan losses as a percent of nonperforming loans	29.66	34.48
Net charge-offs to average outstanding loans during the period (annualized)	0.34	0.06
Nonperforming loans as a percent of total loans	5.06	4.01
Nonperforming assets as a percent of total assets	5.71	4.48

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	2010	2009
Operating Data:
Interest income	$1,959	$2,030	$5,915	$6,253
Interest expense	271	444	888	1,555
Net interest income	1,688	1,586	5,027	4,698
Provision for loan losses	160	111	548	429
Net interest income after provision for loan losses	1,528	1,475	4,479	4,269
Noninterest income	520	498	1,337	1,659
Noninterest expenses	1,696	1,738	5,067	5,276
Income before taxes	352	235	749	652
Income tax expense	136	90	290	252
Net income	$216	$145	$459	$400

Earnings Per Common Share:
Basic and diluted	$0.10	$0.06	$0.20	$0.18
Weighted average shares outstanding	2,250	2,245	2,249	2,246

Performance Ratios (1):
Return on average assets	0.56%	0.38%	0.39%	0.35%
Return on average equity	4.38	3.03	3.11	2.79
Interest rate spread (2)	4.57	4.17	4.55	4.02
Net interest margin (3)	4.77	4.48	4.74	4.39
Noninterest income to average assets	1.34	1.29	1.15	1.45
Noninterest expense to average assets	4.37	4.49	4.34	4.61
Efficiency ratio (4)	76.81	83.40	79.62	83.00
Average interest-earning assets to average	125.07	124.83	123.54
interest-bearing liabilities				126.04

Dividends declared per share	$0.02	$0.02	$0.06	$0.04
Book value per share			$8.47	$8.22

(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.